Exhibit 23.1

Consent of Independent Public Accounting Firm

The Board of Directors

ARAMARK Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-172157, 333-143233 and 333-143232) on Form S-8 of ARAMARK Corporation and subsidiaries of our report dated February 28, 2011, with respect to the consolidated balance sheets of MPBP Holdings, Inc. and subsidiaries as of March 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended March 31, 2010, 2009 and 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the effects of incurred goodwill and intangible asset impairment charges and (2) adjustments for the carrying values of assets, liabilities or stockholders’ deficiency that would be affected by a transaction involving a change in ownership and settlement of existing debt), which report appears in the Form 8-K/A of ARAMARK Corporation filed on June 2, 2011.

/s/ Carter & Balsam

Sherman Oaks, California
June 2, 2011